UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2011

GENEREX BIOTECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-29169	98-0178636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

33 Harbour Square, Suite 202, Toronto, Ontario Canada	M5J 2G2
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 364-2551

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b) On March  25, 2011, the Special Committee of the Board of Directors (the “Committee”) of Generex Biotechnology Corporation, a Delaware corporation (the “Company”), took the following actions by unanimous written consent:

●	The Board ratified the termination of Rose C. Perri as Chief Operating Officer and Chief Financial Officer effective as of March 25, 2011. Ms. Perri will remain a member of the Board.

●	The Board appointed Mark A. Fletcher as President and Chief Executive Officer effective immediately.

●	The Board appointed Stephen Fellows as Acting Chief Financial Officer effective immediately.

●	The Board appointed Dr. David Brusegard, Ph.D. as Chief Operating Officer effective immediately.

Stephen Fellows (45) has served as the Company’s Vice President, Finance since June 2009. From August 2005 to December 2008, Mr. Fellows was employed by Sona Mobile Holdings Corporation, a publicly held software company which developed software applications for mobile devices, where he served as Chief Financial Officer.  From September 1996 to August 2005, Mr. Fellows worked at 3Com Corporation, where he served in several positions including as the Director of Finance of the corporate accounting group in Marlborough, MA and Director of Finance & Operations of 3Com’s Canadian subsidiary.  From January 1992 to August 1996, Mr. Fellows worked at Pennzoil Corporation where he spent time in the international mergers and acquisitions group in Houston, Texas, as well as four years as Controller for Pennzoil Canada. Mr. Fellows received a Bachelor of Business Administration degree from Wilfrid Laurier University in 1988 and earned his Chartered Accountants designation while articling with Arthur Andersen & Company in Toronto in 1990.

Dr. Brusegard (67) has served as a consultant to Generex since March 2010.  From 2007 to March 29, 2011, Dr. Brusegard held the position of President of The OSLO Group, his consulting firm.  He served as Chief Executive Officer of the Pentius Group from 2004 to 2007.  The Pentius Group was a five-company group which designed, sold, and marketed health insurance, and operated a managed care facility staffed with nurses supervised by physician directors.  Pentius Group’s company assets were sold in 2007 to Canam Insurance of Windsor, Ontario.  Dr. Brusegard has a breadth of experience in several fields, including, medical record design, health informatics, health insurance, digital mapping, database design, global positioning systems applications, business management and strategic planning.  He was a senior economist at Statistics Canada for a decade, an adjunct professor at the University of Toronto and taught information ethics and information law at Ryerson University.  He has consulted internationally on information management for the World Bank as well as major consumer packaged goods companies, hospitals, municipalities, and all levels of government.  Other recent positions of note include; Vice President, Analytics for ICOM Communication and Information, President of Geographic Decision Support Systems, and CEO, Tristar Software.  Dr. Brusegard performed his graduate work at The University of North Carolina at Chapel Hill, and the University of Calgary from which he holds a Ph.D. Phil., awarded in 1976.

The Company has agreed to pay Dr.Brusegard annual base compensation of $225,000.  The Company expects to enter into a formal employment agreement with Dr. Brusegard in the near future.

The Company has agreed to increase Mr. Fellows’ annual base compensation by $25,000 to $225,000.

There are no family relationships among Mr. Fellows, Dr. Brusegard and the other directors and executive officers.

(e)	On March 25, 2011, the Committee approved, as recommended by the Company’s Compensation Committee, the following stock option grants to three of Company’s named executive officers:

Named Executive	Options to Purchase Shares of Common Stock
Mark Fletcher Interim President and Chief Executive Officer	1,500,000
David Brusegard Chief Operating Officer	200,000
Stephen Fellows Acting Chief Financing Officer	200,000

The stock options have an exercise price equal to $0.282 per share, the closing price of the Company’s common stock on on the OTC Bulletin Board on March 25, 2011. The grants were made pursuant to the terms of the Company’s 2001 Stock Option Plan. The options awarded are all fully vested and shall expire on on the fifth anniversary of the date of grant, subject to earlier termination under the terms set forth in the 2001 Stock Option Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENEREX BIOTECHNOLOGY CORPORATION.

Date: March 30, 2011	By:	/s/ Mark A. Fletcher
Mark A. Fletcher
President and Chief Executive Officer

By:	/s/ John P. Barratt
John P. Barratt
Chairman